UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2008

GANNETT CO., INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	1-6961	16-0442930
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7950 Jones Branch Drive McLean, Virginia	22107-0910
(Address of Principal Executive Offices)	(Zip Code)

(703) 854-6000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 28, 2008, Gannett Satellite Information Network, Inc. and Cape Publications, Inc., each an affiliate of Gannett Co., Inc., entered into an Equity Purchase Agreement (the “Purchase Agreement”) with Tribune National Marketing Company and Tribune Media Net, Inc., affiliates of Tribune Company, pursuant to which Gannett purchased an additional 10% Class A Membership Interest in CareerBuilder, LLC, operator of the CareerBuilder.com website, for a purchase price of $135 million. The closing of the transactions contemplated by the Purchase Agreement occurred on September 2, 2008. The acquisition was an all cash transaction and increased Gannett’s Class A Membership Interest in CareerBuilder, LLC from 40.80% to 50.80%.

Pursuant to the terms of the Purchase Agreement, revisions to the operating agreement of CareerBuilder, LLC were made to reflect Gannett’s increased equity stake and other terms of the transaction. Gannett now has the ability to appoint three of the six directors to the CareerBuilder, LLC Board of Directors, including the Chairman, who has the right to break a deadlock vote of the Board of Directors.

As a result of the acquisition, the financial statements of CareerBuilder will be consolidated into Gannett’s financial statements, along with an entry for a minority interest.

The Purchase Agreement relating to the matters discussed above is filed as Exhibit 2.1 to this report and is incorporated herein by reference. This summary description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the attached Purchase Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

2.1	Equity Purchase Agreement, dated as of August 28, 2008, among Cape Publications, Inc., Gannett Satellite Information Network, Inc., Tribune Media Net, Inc. and Tribune National Marketing Company.

99.1	Press release announcing transaction.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

GANNETT CO., INC.

By:	/s/ Todd A. Mayman
Todd A. Mayman
Vice President, Associate General Counsel, Secretary and Chief Governance Officer

Date: September 3, 2008

Exhibit Index

Exhibit No.	Description
2.1	Equity Purchase Agreement, dated as of August 28, 2008, among Cape Publications, Inc., Gannett Satellite Information Network, Inc., Tribune Media Net, Inc. and Tribune National Marketing Company.

99.1	Press release announcing transaction.